Exhibit 99.1

Citius Pharmaceuticals, Inc. Secures $3.6 million through New Jersey
Economic Development Program

Net operating losses converted into non-dilutive capital for ongoing R&D programs

CRANFORD, N.J., November 21, 2022 -- Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR), a late-stage biopharmaceutical company developing and commercializing first-in-class critical care products, today announced that the Company has been selected to participate in New Jersey’s Technology Business Tax Certificate Transfer (NOL) Program, more commonly known as the Net Operating Loss (NOL) Program, and will receive $3.6 million in non-dilutive capital through the New Jersey Economic Development Authority (NJEDA). Citius expects to receive the funds by late 2022 or early 2023.

“This was the first year that Citius qualified for the program, and we are delighted to have been selected to participate in New Jersey’s NOL Program. As a pre-revenue business, this program allows us to convert certain losses from operations into tangible working capital today, supporting our ongoing research and development efforts. We are thankful to the NJ Economic Development Authority for aiding our efforts in our initial year of participation. This non-dilutive funding will provide added cash runway as we advance a late-Phase 3 trial for Mino-Lok®, a Phase 2b trial for Halo-Lido, and a recently submitted biologics license application (BLA) for I/ONTAK,” stated Jaime Bartushak, Chief Financial Officer of Citius.

About the Technology Business Tax Certificate Transfer Program (NOL Program)

The NOL Program enables participants to sell their New Jersey net operating losses and unused R&D tax credits to unrelated profitable corporations for cash. The NJEDA and the New Jersey Department of Treasury’s Division of Taxation jointly administer the NOL Program, which has routinely been hailed as a “lifeline” by entrepreneurs seeking capital for their companies. The average award for companies approved to sell their net operating losses through the program in 2022 was over $3.1 million. Thirty-six percent of program applicants are private businesses, while the remaining 64 percent are publicly traded companies. To date, more than $1.17 billion in funding has been distributed to over 570 technology and life sciences companies since the program’s inception in the late 1990s.

About the New Jersey Economic Development Authority

The New Jersey Economic Development Authority (NJEDA) serves as the State’s principal agency for driving economic growth. The NJEDA is committed to making New Jersey a national model for inclusive and sustainable economic development by focusing on key strategies to help build strong and dynamic communities, create good jobs for New Jersey residents, and provide pathways to a stronger and fairer economy. Through partnerships with a diverse range of stakeholders, the NJEDA creates and implements initiatives to enhance the economic vitality and quality of life in the State and strengthen New Jersey’s long-term economic competitiveness.

To learn more about NJEDA resources for businesses call NJEDA Customer Care at 609-858-6767 or visit https://www.njeda.com and follow @NewJerseyEDA on Facebook, Twitter, Instagram, and LinkedIn.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company’s diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), for which a BLA has been submitted.  Mino-Lok® was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). In the first half of 2022, Citius initiated a Phase 2b trial for Halo-Lido, a topical formulation for the relief of hemorrhoids. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as “believe,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risk of closing the NJEDA tax certificate transfer program; the FDA may find inadequacies and deficiencies in our BLA for I/ONTAK, including in the data we submit, and may decide not to accept the BLA for filing; our ability to successfully undertake and complete clinical and non-clinical trials and the results from those trials for our product candidates; the estimated markets for our product candidates and the acceptance thereof by any market; our ability to commercialize our products if approved by the FDA; our dependence on third-party suppliers; the ability of our product candidates to impact the quality of life of our target patient populations; risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 15, 2021 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com